Exhibit D-2

            Application of Pennsylvania Power & Light Company
                 PFG Gas, Inc. and North Penn Gas Company
                 Docket Nos. A-120650F0006, A-122050F0003

                         Statements and Exhibits


Statement STJ-1........................................Scott T. Jones
      Exhibit STJ-I....................................Scott T. Jones
      Exhibit STJ-2....................................Scott T. Jones
      Exhibit STJ-3....................................Scott T. Jones


Statement PTC-1.....................................Paul T. Champagne
Statement JJH-1..................................John J. Hilyard, Jr.



                       Submitted: December 22, 1997





                                                          Statement STJ-1


                             DIRECT TESTIMONY
                                    OF
                            DR. SCOTT T. JONES


           Application of Pennsylvania Power and Light Company,
                  PFG Gas, Inc., North Penn Gas Company
                 Docket Nos. A-122050F0003, A-120650F0006


                            December 22, 1997



                     I. QUALIFICATIONS AND EXPERIENCE

Q:    Please state your name and business address.

A: My name is Scott T. Jones. My business address is One Mifflin Place, Cambridge, Massachusetts, 02138.

Q:    What position do you hold?

A: I am CEO, The Economics Resource Group, Inc. My firm specializes in economic and regulatory policy consulting services to private and, to a lesser extent, public organizations in traditionally regulated industries.

Q:    What is your professional and educational background?

A: I have been involved in issues related to the regulation of utilities and regulatory policy for 12 years. My experience with regulated utilities and regulatory policy includes research and testimony on behalf of clients as well as working with regulators at the state and federal level as a senior executive in the energy industry. My previous work experience and testimony includes the determination of market-clearing energy and capacity prices under conditions of retail and wholesale competition, rate design, the role of regulation in project economics and project finance, the determination of workably competitive markets including a market power evaluation of Pennsylvania-New Jersey-Maryland power pool ("PJM"), facilities siting, resource cost analysis, and financial economics pertaining to tariff structure, mergers and debt refinancing. I have acted as a consultant to and as a member of the energy industry in matters pertaining to electric utilities, oil pipelines, natural gas transmission and distribution companies, and gas liquids transportation systems.

            In addition to my more recent work discussed above, I have submitted testimony on several occasions before the Federal Energy Regulatory Commission examining market power issues associated with oil and gas companies. This testimony addressed not only the analytical determination of whether a market is competitive, but also what types of tests should be applied to determine the conditions under which a market may be declared workably competitive.(1) The specific analyses focused on a variety of gas and oil company products sold in various geographic markets, including the relevant geographic market pertinent to this matter.
-----------
  1 See, for example, FERC Comments in Response to Notice of Inquiry on Market-based Ratemaking for Oil Pipelines, Docket No. RM94-1-000, Statement of Scott T. Jones, January 24, 1994.

            My experience in the energy industry, including two occasions where worked in the oil and gas industry, spans 22 years. I hold a Ph.D. in Economics from Virginia Tech. My resume is attached as Exhibit STJ 1, listing my background and experience in further detail.


                      II. INTRODUCTION AND FINDINGS

Q:    What is the purpose of your testimony in this proceeding?

A: PP&L Resources, Inc. ("Resources" or the "Company") has asked me to examine its proposed merger with Penn Fuel Gas, Inc. ("Penn Fuel")(2), and determine whether the merger is consistent with the public interest. In that regard, I will provide testimony that analyzes three factors: the effect on rates(3), the effect on competition, and the effect on regulation.
------------
  2 Penn Fuel Gas, Inc., is an intrastate holding company exempt under Sections 9(a)(2) and 10 of the Public Utility Holding Company Act of 1935 ("PUHCA").

  3 As part of the examination of the effect of the merger on rates, I have also been asked, as an economist, to develop an opinion about whether the merger creates benefits for the utilities' customers, directly or indirectly through increased economic efficiencies that accrue to society as a whole.

Q: What regulatory policy statements have you reviewed to determine what factors to examine in order to prepare your testimony in this matter?

A: In conducting my analysis, I reviewed and applied the Federal Energy Regulatory Commission's (the "FERC") Merger Policy Statement(4), relevant portions of the Pennsylvania Electric Competition Act(5), and the Pennsylvania Public Utility Commission's (the "PPUC") Order adopting a policy statement regarding the treatment of gas marketers.(6)
----------------
  4 FERC, Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act; Policy Statement, 61 FR 68595 (1996). The FERC follows a standard that has been adopted by other federal agencies like the Department of Justice, which focuses on the change in market power as a result of the merger. Since the Pennsylvania Public Utility Commission's (PPUC) does not have a similar standard for measuring the effect of proposed mergers on competition, I have adopted the guidelines in the FERC's Merger Policy Statement.

  5 Electric Generation Customer Choice and Competition Act, PN4282, December 3, 1996.

  6 Pennsylvania Public Utility Commission, Order Regarding Affiliated Interests of Natural Gas Marketers, Docket No. M-00960838, June 9, 1997.


                       II.A   SUMMARY OF THE MERGER

Q: Could you please summarize the proposed merger between Resources and Penn Fuel?

A: Yes. The owner of a large, eastern Pennsylvania-based, vertically-integrated, investor-owned electric utility (Resources) is proposing to merge with the owner of a small, closely-held, natural gas utility (Penn Fuel). Penn Fuel provides gas storage, sales, transportation and distribution services in addition to propane storage, transportation and delivery services for retail and wholesale customers scattered over two thirds of Pennsylvania.

            Resources is the parent holding company of PP&L, Inc. ("PP&L") which provides regulated retail electric service in central eastern Pennsylvania. Penn Fuel is the parent holding company of PFG Gas, Inc. ("PFG Gas"), which provides regulated natural gas service in southern and eastern Pennsylvania and in a small portion of northern Maryland, and of North Penn Gas Company ("North Penn"), which provides regulated natural gas service in northwestern and north central Pennsylvania.


                       II.B  SUMMARY OF THE FINDINGS

Q: What are your conclusions based on the analysis of the proposed merger?

A: I have examined the pre- and post-merger market for possible changes due to the merger. As a result of my analysis, find that the merger will bestow benefits to the ratepayers, have no effect on the current state of competition, and have no impact on the required regulation of the firms. I have reached these conclusions for the following reasons:

      1. I have identified many areas where the merged firms are likely to improve the efficiency of existing operations and services. In this way, both customers and society as a whole are made better off as a result of the merger.

      2. There is no evidence that the proposed merger will reduce competition in the market for energy supply, transportation, or transmission services. Post-merger, the rising tide of competition for electric energy and natural gas service in Pennsylvania, along with the continued regulation of transportation and transmission services, will insure that the relatively small number of customers common to both Resources and Penn Fuel will continue to benefit from the pressure that market forces will bring to bear on the combined firm. For those 30,000 or so Penn Fuel customers that become customers of Resources, emerging competition will insure that if Resources does not meet the demands of these customers, some other energy supplier will.

      3. There is no evidence that the proposed merger will affect the way that various aspects of the utilities' operations are currently regulated. Intervenors and protesters express concerns about post-merger horizontal and vertical market power issues.(7) Based on my analysis of the proposed merger, the concerns are without merit and should be dismissed.
            The evidence regarding this proposed merger suggests that the merger is in the public interest and should be approved.
-------------
  7 Petition to Intervene of UGI Utilities, Inc., Docket No. A-122050F0003, A-120650F0006, September 29, 1997, p. 1; Protest of
      New England Hub Partners, L.P., Docket No. A122050F0003, A-120650F0006, September 29, 1997, pp. 6-7; Reply of New England Hub Partners, L.P., to the answer of PP&L, PFG Gas, Inc., and North
      Penn Gas Co., October 17, 1997, p. 9.


                         II.C   TESTIMONY STRUCTURE

Q: How is your testimony structured for the purposes of this proceeding?

A: I first present an examination of the merger's effect on rates. I then discuss the effect of the merger on competition. Finally, I comment on the effect of the proposed merger on regulation.


                  III. THE EFFECT OF THE MERGER ON RATES

Q: The FERC's Merger Policy Statement explains that its primary focus is the effect of the merger on ratepayer protection. Why would the proposed merger benefit the ratepayer and how will ratepayers realize these benefits?

A: As noted in the section titled "Efficiencies" in Revisions to the Horizontal Merger Guidelines dated April 8, 1997, "Competition usually spurs firms to achieve efficiencies internally. Nevertheless, mergers have the potential to generate significant efficiencies by permitting a better utilization of existing assets, enabling the combined firm to achieve lower costs in producing a given quantity and quality than either firm could have achieved without the proposed transaction. Indeed, the primary benefit of mergers to the economy is their potential to generate such efficiencies."(8)
------------
  8 Revisions to the Horizontal Merger Guidelines, issued by the U.S. Department of Justice and the Federal Trade commission, April 8, 1997. The Agency also correctly notes that only those efficiencies likely to be accomplished with the proposed merger and unlikely to be accomplished in the absence of either the proposed merger or another means have comparable anticompetitive effects. These are called merger-specific efficiencies.

Q: Have you identified some of the savings and societal benefits that will accrue as a result of the merger?

A: Yes. First of all, find the reasons listed for the merger listed in Form U-1, Application or Declaration Under the Public Utility Holding Company Act of 1935 (at 9) both compelling and well within the scope of this merger. That document discusses the following benefits and efficiency gains:

      1. The customer base of the combined utilities will be larger. Customers will benefit directly from enhanced electricity competition enabling them to tailor their energy needs to either gas or electricity services. For example, Penn Fuel's current industrial and commercial customers who could gain from an array of services will gain ready access to the ability of a much larger utility to provide sophisticated energy/fuel management services, risk management services, enhanced financial services, and so forth.

      2. Similarly, Penn Fuel's customers will benefit from company personnel's access to advanced information systems, professional training and research routinely provided to employees of Resources, a much larger organization.

      3. Resources' wholesale (and after 1999, retail) customers will benefit from the Company's affiliation with Penn Fuel's experienced natural gas marketing personnel(9). Added natural gas marketing skills will allow Resources to offer its customers a wider array of energy options as well as possibly to acquire fuel supplies at a lower cost for its gas-fired generation facilities.
-------------
  9 Natural gas has been and is expected to be the fuel used by most new capacity constructed in the territory served by the Pennsylvania-New Jersey-Maryland interconnection association ("PJM").

      4. The combined firms should be able to reduce their overall cost of operation to a level below that which would have prevailed but for the merger. Cost reductions are likely to be achieved in common corporate departments such as accounting, finance, information systems, regulatory affairs, legal consulting and procurement.

            Secondly, I would expect the combined firms to achieve direct cost reductions, economic efficiencies, or added customer benefits such as the following.

      5. The applicants customers can be served out of common service centers. Most service skills needed to meet customer requirements are the same for both companies. While the technical skills needed for some customer service requirements are not common to existing employees today, further training and consolidation of equipment and materials could make headway on the operational side. Training and other skill-enhancing efforts should lead to an ongoing customer benefit that works to lower cost and enhance offerings at service centers.

      6. North Penn, PFG Gas and PP&L customers can be served by a common customer relations department, including activities like billing, new services, low income customer activities, etc.

      7. The combination of Penn Fuel with Resources should lead to a reduction in the cost of capital financing Penn Fuel. Further, a merger with the larger Resources, will add an expanded array of finance options for capital projects, which Penn Fuel's management cannot currently access on its own. Reduced capital costs should lead to lower customer costs for a number of utility services.

      8. Existing utility rights of way and real estate holdings used for regulated assets such as transmission wires or gas pipelines and compressor stations, can be used to reduce future capital costs. Additional gas might be run under existing wires, reducing the per mile cost of developing infrastructure.

            I would also note that the expected benefits from the merger of Penn Fuel and Resources are found in the testimony of John J. Hilyard, Jr., and Paul T. Champagne, filed on behalf of the applicants.

Q:    How will the merger benefits be passed on to consumers?

A: So long as the proposed merger results in at least some economic efficiencies that are ultimately passed through to the market, customers will benefit from the merger. For regulated utility service, these efficiency gains are reflected in a reduction (all else equal) in the rate of change in the rate base, which translates into a slower rise in prices. For those products and services marketed in a competitive market, the crucible of competition will likely force merger savings to be passed on to consumers.

Q: Do the various benefits described above have to be quantified as alleged by the intervenors to be judged valuable from an economist's perspective?

A: No. Economic theory does not require that the magnitude of a change in the structure of the market be quantified to declare that the market as a whole is improved and customers are made better off by the merger. Quantifications of various costs and benefits due to mergers is difficult. In fact the FERC in its latest policy statement on merger policy explicitly recognizes the problem with quantifying benefits to mergers:

            Our investigations have frequently required trial-type hearings. Although we have considered the applicants' burden of proof to be met by a generalized showing of likely costs and benefits, these hearings have often been time-consuming, and there has been considerable controversy over whether the estimates of future costs and benefits are truly meaningful. Moreover, there has been controversy over the position we have taken that benefits are to be "counted" even if they could reasonably be obtained by means other than the merger.(10)
-----------
  10 Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act; Policy Statement, op. cit., at 18.

            Surely, economists sometimes engage in measuring the economic benefits or costs given a change in the marketplace. However, all that is actually required to declare a change beneficial to the economic well-being of the market, or individual market participants, is to know (all else equal) that costs are reduced, or the array products are expanded. In this particular case, it is clear that there are numerous potential synergies and savings to be achieved and that the merger is clearly in the public interest.


               IV. THE EFFECT OF THE MERGER ON COMPETITION

                   IV.A  SUMMARY OF FINDINGS REGARDING THE
                         IMPACT OF THE MERGER ON COMPETITION

Q: What are the potential concerns regarding the impact of the merger on competition?

A: Potential concerns of the merger's effect on competition is whether it causes an increase in horizontal and vertical market power. The horizontal market power concern in this case consists of whether Penn Fuel and Resources combined would have a sufficiently large share of the natural gas transportation or the electricity generation market to exercise market power by restricting supply or otherwise erecting barriers to entry in an effort to raise prices. In the absence of evidence suggesting that the merger would significantly increase market power, a market is workably competitive and the proposed merger unlikely to have adverse competitive effects.(11)

            Potential vertical market power concerns Penn Fuel's ability to adversely affect competition by erecting barriers to entry or otherwise raising prices to the merged firm's competitors.(12) This could occur only if Penn Fuel's gas transportation facilities serve existing or future gas-fired generators which compete in the same geographic market as PP&L.

            In either instance, the ultimate concern is whether the effect of the merger may substantially lessen competition or tend to create a monopoly.(13)
-------------
  11 Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act, Policy Statement, op. cit., at 30.

  12 FERC Order Approving Merger, Duke Power Company and PanEnergy Corporation, Docket EC97-13-000, May 28, 1997, p. 21.

  13  The Clayton Act (1914), Section 7, as amended in 1950.

Q: Summarize your findings regarding the impact the merger will have on competition.

A: PP&L is a generator of electric energy that serves wholesale customers at market-based rates in competitive markets. Transmission and distribution services are provided by PP&L under largely regulated, non-discriminatory open-access provisions established by state and federal regulatory agencies. Other services, like energy brokering, are unregulated.

            Penn Fuel does not own energy resources. To the extent that these companies provide energy services, the applicant is both a very small part of a much larger natural gas market and subject, for the most part, to Commission regulation.

            Finally, neither applicant shares, as a matter of their current business operations, customers or competitors except in the broadest sense that both Resources and Penn Fuel are energy companies. Without any significant overlap, and without any evidence that either company possesses market power in its business not subject to regulation, market power cannot be increased by the merger. Hence, I find that there is no evidence that the oposed merger causes harm to competition in the relevant markets.


                   IV.B  NATURAL GAS AND ELECTRIC POWER INDUSTRY
                         RESTRUCTURING AND DEREGULATION

Q: Is it important to distinguish between a utility's wholesale and retail businesses?

A: Yes. Because of the nature of the services demanded and the way the utility provides those services, a utility's customer base is fundamentally different, for wholesale versus retail customers (see Table 1).

            Most natural gas in the U.S. is sold to end users by local distribution companies ("LDCs") like those operated by North Penn and PFG Gas. The companies are obligated to meet all of the natural gas needs of their customers and are responsible for securing adequate supplies of natural gas and maintaining the means to deliver that gas to customers. Most natural gas used by distribution companies is produced in areas outside of their service territories and must be transported by interstate pipeline to the "city-gate" of the distribution company.


                                 Table 1
                   Penn Fuel and PP&L Product Offerings

               Product                          PP&L    Penn Fuel
               -------                          ----    ---------
               Wholesale
                    Gas Storage                   N         Y
                    Gas Transmission              N         Y
                    Electricity                   Y         N
                    Electricity Transmission      Y         N
                    Propane                       N         Y

               Retail
                    Electricity                   Y         N
                    Gas                           N         Y

            Until 1985, virtually all natural gas supplies were purchased at the city-gate by regulated distribution companies from FERC-regulated interstate pipelines. The price and conditions of natural gas transportation was regulated, although the price of gas was set by the competitive market. After 1985, the FERC began requiring interstate pipelines to sell natural gas transportation separately from the sale of the commodity gas and permitted the distribution companies to convert their contract demand for natural gas delivered to their city-gate into firm transportation, thereby opening direct purchase of gas to the distribution companies. The interstate pipelines could continue to transport gas for resale to distribution companies (the "sale for resale" or wholesale business), but they now also had to offer the distribution companies the choice of transportation-only (including interruptible transportation) for gas they bought from the producers.

            In 1992, as a result of FERC Order No. 636, a secondary market for interstate pipeline capacity formed from the released firm capacity of the distribution companies opening direct purchase of gas from producers over interstate pipelines to the city-gates by marketers and industrial customers of the distribution companies. As a result of these changes in the way gas transportation and sales are regulated, the provision of interstate natural gas service at wholesale to LDCs at their city-gates has been separated or unbundled into three relevant products: natural gas, access to an interstate pipelines, and with capacity-release, natural gas transportation capacity.

            Similarly, for the electric industry, FERC Order No. 888/889 changed the relationship between the way a utility supplied customers with generation service. Prior to the Order, wholesale electric customers, usually municipal electric companies that resold the electricity generated by investor-owned utilities, purchased bundled generation with regulated transmission and distribution services to the meter. Now, wholesale customers can shop for generation from any supplier and receive delivery over wires at non-discriminatory, regulated rates. This same purchase option is to be extended to retail customers in Pennsylvania beginning in 1999 as a result of the Electric Generation Customer Choice and Competition Act.(14)
------------
  14  Enacted as House Bill No. 1505, Sections 3-4, 66 Pa. C.S. P.
      2801-2812

Q:    What is the status of wholesale and retail sales of the applicants?

A: Today, the wholesale generation and energy marketing business of PP&L is subject to market-based rates approved by the FERC(15), while other retail businesses of PP&L remain regulated.(16) The energy supply business of Penn Fuel does not exist, since Penn Fuel does not own a company that produces and sells natural gas.(17) With the exception of Penn Fuel's propane operations, the transportation and distribution businesses (including gas sales, transportation, storage and distribution services), whether to large industrial customers or residential users, are regulated by the PPUC. However, the fact that unregulated gas production and unregulated interstate customer base eligible to choose alternate suppliers.

      gas transportation services are available to Penn Fuel's industrial customers does impact on the traditional gas merchant (bundled sales) function of the utility. Hence, competitive pressure bears on Penn Fuel's gas sales to customers because unbundled alternatives exist upstream of the city-gate.
------------
  15 Federal Energy Regulatory Commission, Order Conditionally Accepting for Filing Proposed Market Based Rates, Issued July 17, 1997, Docket No. ER97-3055-000.

  16 The deregulation of the electricity industry in Pennsylvania started this year with 5% of the customer base eligible to choose alternate suppliers.

  17 PP&L/Penn Fuel witness John J. Hilyard (at 2) points out that Penn Fuel does collect for sale a small amount of local production.


                   IV.C  RELEVANT GEOGRAPHIC AND PRODUCT MARKETS

Q: Dr. Jones, what is an appropriate framework for examining competition?

A: In order to analyze the extent of competition, it is necessary to properly establish the relevant geographic and product markets. Equally important in analyzing this merger proposal is clarification of the distinction between the companies' retail and wholesale businesses. Having defined the market, an economist will then investigate the potential for a market participant to exercise horizontal and vertical market power.


                   IV.C.1   GEOGRAPHIC MARKET

Q: What is the relevant geographic market for the purposes of evaluating the proposed merger between Resources and Penn Fuel?

A: The FERC has determined, based upon an analysis I conducted, that PP&L's relevant geographic market is at least as large as PJM.(18) I recognize, however, that compared to the size of PJM, natural gas transportation, distribution and storage markets tend to cover a much larger geographic market, sometimes encompassing many states in more than one region of the U.S.(19)

            To simplify matters here, I have restricted the analysis of natural gas transportation and storage to a geographic market just slightly larger than PJM, including the seven states of Pennsylvania, Ohio, West Virginia, Maryland, Delaware, New Jersey and New York.
--------------
  18 Affidavit, Dr. Scott T. Jones, in support of PP&L's Application for Authority to Sell Energy and Capacity at Market-Based Rates, FERC, Docket No. ER97-3055-000.

  19 For example, interstate pipelines like Transco, a PFG Gas storage customer, "stages" natural gas supplies into storage outside of Tioga County, Pennsylvania, on the basis of storage costs, gas costs, transportation requirements, and other competitive reasons. If PFG Gas, post-merger, were to attempt to sustain a non-competitive rate increase affecting gas storage costs, Transco would have an incentive to use less costly storage capacity in Pennsylvania or as far west Indiana or Illinois and as far south as Texas or Louisiana.

Q: Why not expand the analysis completed for PP&L to include the larger, seven state geographic market used for natural gas?

A: The FERC has already approved PP&L's market-based rates on the basis of exactly the same tests for market power that I would use if the market were larger than just PJM. A larger geographic area would only increase the number of competitors to be counted in the relevant market, but not increase PP&L's generation resources. Hence, the outcome of the analysis is known without performing the study.

                   IV.C.2  PRODUCT MARKET

Q: What are the relevant product markets affected by the merger of Penn Fuel with Resources and why?

A: The relevant product markets for purposes of a pre- and post-merger examination of the change in market power are the retail and wholesale businesses that each applicant pursues that are somehow common to the strategic interests of the combined companies.

            North Penn and PFG Gas engage in regulated natural gas transportation, natural gas storage (both on- and off-system), and natural gas procurement/sales (the "merchant function") to on-system Customers. In addition, Penn Fuel owns a small unregulated "bottled gas" business for propane storage sales and transportation.

            On the other hand, PP&L is in the business of generating electric energy in the wholesale market, then transmitting electricity to its customers. PP&L does not directly participate in any of the business activities engaged in by Penn Fuel, i.e., it does not own or operate natural gas transportation, distribution, or gas storage facilities in competition with Penn Fuel.(20) Therefore, although the service territories of Penn Fuel and PP& L overlap to some extent as shown in Exhibit STJ 2, the applicants do not serve the same customers with the same services.
------------
  20 PP&L does operate a pipeline from the Philadelphia area for transportation service dedicated to its generation plant at Martins Creek, as well as a Public Service Electric and Gas facility in New Jersey. This pipeline is switched from gas to fuel oil service, depending on the utility's requirements during the year. As a result, various segments of this pipeline are underutilized much of the time.

Q: But in a broader sense, isn't there some overlap between electricity and gas, in that electricity competes with natural gas, say for example as a fuel for heating or cooking?

A: Yes, along with other energy sources like fuel oil, propane, wood, geothermal energy, etc. In fact, based on the move toward deregulation of electric generation and the proposed deregulation of intra-state natural gas markets, and given the fact that all customers can choose the type of energy they use for certain applications, trade press articles suggest that the relevant product market could be expanded to "energy," measured in BTUs regardless of source.(21) If the product market were to be defined this broadly, there would be numerous participants and competitors for BTU services, all but eliminating the need to analyze the merger for market power. For purposes of my market power analysis, I have chosen to narrow the relevant product market as noted above.
-------------
  21 "Duke Energy Sees BTU as 'Common Currency' in Converged Marketplace", Inside FERC, November 24, 1997, p. 1.


                   IV.D  MARKET POWER

                         IV.D.1  HORIZONTAL MARKET POWER

Q: What are the indicators that horizontal market power exists as a result of the merger and what are the remedies if the concern is realized?

A: Regulators generally use traditional economic tools for assessing the potential for the exercise of horizontal market power.(22) These tools are used as benchmarks, designed to measure market concentration where the market consists of a very small number of firms that when combined control most of the capacity to serve customers in the relevant geographic market. The concern here is that it is easier for one or two competitors to coordinate their activities in an effort to erect barriers to market entry or otherwise sustain a non-competitive increase in price. When these concerns are evidenced by analysis, regulators look to the applicants to voluntarily mitigate market power.
-------------
  22 The most common tool is the Herfindahl-Hirschman Index (HHI). The HHI is a market-share based indicator of market concentration.

Q: What are the steps necessary to determine if the merger results in an increase in horizontal market power?

A: The steps for assessing the impact of a merger on competition is set out in the FERC's Merger Policy Statement. The Guidelines call for a multi-step process that begins with the definition of the relevant geographic and product market for the combined firms. This is followed by developing measures of market concentration. Next, the analysis evaluates whether the extent of concentration in the pre-merger versus the post-merger market, along with other factors that characterize the market, raises concerns about potential anti-competitive effects.

Q: If the applicants' markets are only loosely connected, and the apparent change in market power as a result of the merger is nil, why have you supplied evidence regarding the structure of the markets as part of your testimony?

A: I provide evidence about the level of competition facing customers of Penn Fuel and, separately, PP&L, in order to lay to rest any concern on the part of the PPUC that either PP&L or the operating companies of Penn Fuel have the ability to exercise horizontal market power in a post-merger setting. Table 2 contains a listing of the markets where horizontal market power is feasibly of concern.


                                 Table 2

                Potential Horizontal Market Power Concerns

      Product             PP&L   Penn Fuel   Horizontal Market Power Concern?
      -----------------------------------------------------------------------
      Wholesale
        Gas Storage        N         Y       Regulated and many competitors
        Gas Transmission   N         Y       Regulated and many competitors
        Electricity        Y         N       No market power--commission-
                                             approved market-based rates
        Electricity
          Transmission     Y         N       Regulated, under the control of
                                             an independent system operator
                                             for PJM

          Propane          N         Y       Competitive market

        Retail
          Electricity      Y         N       Regulated, but soon to be
                                             deregulated witn many
                                             competitors
          Gas              N         Y       Regulated, expected to be
                                             deregulated with many
                                             competitors

Q: What about the other relevant product markets that you identified earlier?

A: As shown in Table 2, Penn Fuel markets are either subject to PPUC regulatory jurisdiction and/or are not shared at all by Resources PP&L. For example, PP&L does not sell, transport or store propane. PP&L does not own, use, or operate natural gas storage and, in fact, even Penn Fuel's gas storage is of little consequence in the relevant geographic market.

Q: What do you mean by their gas storage business is of little consequence in the relevant market?

A: On the basis of ownership of storage capacity, Penn Fuel's Tioga County, Pennsylvania fields (see Exhibit STJ 3) constitute less than one third of one percent of the deliverability capacity in the relevant geographic market (see Table 3). However, the percentage of capacity actually operated by Penn Fuel is even less than that. CNG, the interstate pipeline and storage company, operates all Penn Fuel gas storage except the Meeker field and even Meeker's capacity is dependent on the CNG compressors to get gas out of storage and onto the pipeline system.


                                 Table 3
                    Gas Storage Market Share Analysis

                                   Deliverablity     Market
               Storage Operator       (MMcfd)        Share
               --------------------------------------------
               Cabot                      63          0.4%
               CNG                     8,902         59.4%
               Columbia                4,150         27.7%
               Duke                       30          2.0%
               Equitrans                  41          2.8%
               Hampshire                  48          0.3%
               Honeoye                    40          0.3%
               National Gas Oil           40          0.3%
               NFG                        79          5.3%
               Nyseg                      14          1.0%
               Penn Fuel                  41          0.3%
               Phillips                   31          0.2%
               -------------------------------------------
               Total                  14,979          100%

               Source: AGA, 1997

Q: What weight should be placed on the presence of unbundled interstate pipeline services when considering a merger between a gas distribution company and an electric utility?

A: The fact that unbundled gas transportation, sales and storage services are readily available at the city-gate of the distribution company means considerable competitive pressure has already been brought to bear on the distribution company, particularly the services offered to industrial customers. Given that interstate pipelines offer unbundled services to shippers, anindustrial customer holding capacity on North Penn's system could contract for the purchase of gas from an oil company or gas marketer, then arrange for interstate transportation on a pipeline all the way through the city gate of the North Penn or PFG Gas distribution systems at prices that reflect upstream supply and demand conditions for fuel and transportation. In this way, the rates North Penn is able to charge for competing gas sales must reflect the external conditions just outside its city-gate.

            As an indication of the relative magnitude of competitive pressure brought by interstate pipelines into Pennsylvania, Table 4 lists the pipelines along with the capacities of each of those systems. The combined capacity of these interstate systems is more than 100 times greater than that of Penn Fuel.


                                 Table 4
                Interstate Pipeline Capacity in the Market

                                Pipeline Capacity   Share of Total
            Pipeline Operator       (MMcfd)            Capacity
            ------------------------------------------------------
            ANR                     3,359                19%
            CNG                        21               0.1%
            Columbia                3,367                19%
            Crossroads                250               1.4%
            Duke                    4,051                23%
            North Country              56               0.3%
            Penn Fuel                 167               0.9%
            St Lawrence                62               0.3%
            Tennessee               3,301                19%
            Union                      45               0.3%
            Williams                3,107                17%
            ------------------------------------------------------
            Total                  17,786               100%

            Note: Penn Fuel represents peak capacity on the combined PFG Gas and North Penn Systems.

            Source: EIA, 1996, Penn Fuel.


                         IV.D.2  VERTICAL MARKET POWER

Q:    What is vertical market power?

A: Vertical market power accrues to merger applicants that have, as a result of a merger, the ability to restrict the supply of energy or services to competitors, or otherwise engage in discriminatory behavior as a result of the firm's vertical structure.

Q: What are some remedies to prevent potential vertical market power concerns?

A: Regulators and statutes impose non-discriminatory transportation and transmission service requirements on monopoly providers. Regulated companies are required to unbundle their services and charge regulated rates for transmission and transportation services provided to energy suppliers. Penn Fuel is required to provide open access and non-discriminatory transportation services under FERC Order 636 and state law. PP&L is required to provide open access and non-discriminatory transmission services under FERC Orders 888 and 888-A and under the Pennsylvania Electric Competition Act.

Q: Dr. Jones, have you considered the potential for the applicants to possess and exercise vertical market power?

A: Yes. As a result of the merger, Resources and Penn Fuel might survey their common customer base looking for an opportunity to practice "affiliate self dealing," where the applicants help one another in a deliberate effort to harm the competitors to one or both of the applicant firms. Secondly, I have examined the proposed merger's effect on competition for evidence of rebundling of energy and transmission or transportation services. Vertical market power could allow rebundling, causing customers to both take and pay for the combined services. However, an examination of the market containing the customers common to both utilities reveals that neither of these vertical market power factors is present, since, as I noted earlier, the applicants do not share customers for the same services, or face common competitors for those services. Therefore, there is no basis for concluding that the merger will create any significant vertical market power.


                         IV.D.3  MITIGATION OF MARKET POWER:
                                 COMPETITIVE ALTERNATIVES

Q: Besides the specific examples you discuss regarding horizontal and vertical market power, are there other factors that might mitigate merger-related market power?

A: Yes. Markets tend to evolve with or without mergers, due to the presence of a variety of competitive alternatives, not just other gas and electric utilities. Under the FERC's Merger Policy
      Statement, certain conditions require that these factors be identified and accounted for in a market power finding.

Q: Can you briefly illustrate and discuss the competitive alternatives the applicants' customers face, particularly the source and extent of alternate fuels?

A: There are several elements in the natural gas and electricity markets that bring competitive pressure to bear on the applicants. First, many of Penn Fuel's largest customers are "dual-fuel," capable of switching in a short period of time to the alternate fuel. Dual-fuel capability is also a factor in the electric market where the generation of electric energy at many sites might originate with gas-fired, oil-fired or coal-fired boilers.

            As an example of the ready availability of alternate fuel, Exhibit STJ 4 illustrates the density and range (shown as colored circles) of trucking radii for fuel oil out of terminals and refineries.

Q: In place of fuel-switching, are there ways Penn Fuel's customers might gain access to another source of delivered natural gas?

A: Large customers might avoid an increase in delivered natural gas prices by arranging to construct a pipeline from a nearby interstate pipeline and by-pass the gas distribution company (see Exhibit STJ 3). This can also be used by customers as an extremely effective threat, since by-pass means the permanent loss of pipeline market share. By-pass is an option for any customer near an alternative pipeline.

Q: Besides by-pass, what can customers do to bring competitive pressure to bear on natural gas distribution companies?

A: First, Penn Fuel's largest customers could acquire added interruptible capacity on the distribution company's system, then link that capacity to aggressive negotiations with gas marketers, interstate pipelines, gas storage operators, and gas producers, creating a gas "package" to their burner tip. This delivered price becomes the alternative against which Penn Fuel must structure any offer to sell gas to that customer.

            Second, gas by wire or "tolling" of gas supplies into electricity is an option for some industrial customers. Suppose an electric generation company has a plant that takes gas from Penn Fuel. Generation companies have learned how to arrange for gas to be delivered to another generator to be tolled into electricity. This lowers the capacity factor at the generation facility on the Penn Fuel system and increases the capacity factor at the plant tolling gas into electricity.


                  V. EFFECT OF THE MERGER ON REGULATION

Q:    Have you reviewed the apparent effect of the merger on regulation?

A:    Yes.

Q: On the basis of that review, are you able to make a public interest determination of the effect of the proposed merger on regulation?

A: Yes. I have determined that there is nothing about the proposed merger that suggests the applicants are preparing to engage in regulatory evasion, such as jurisdiction shopping or market restructuring in an effort to reduce or otherwise fundamentally alter the way regulators currently oversee applicant markets. The proposed merger between Penn Fuel and Resources will not change the fact that the PPUC will regulate Penn Fuel's existing and post-merger business activities. Similarly, the merger will still leave PP&L's retail business subject to the jurisdiction of the PPUC and its transmission business subject to FERC oversight. All other relevant government agencies, such as the Nuclear Regulatory Commission, will retain their pre-merger oversight in a post-merger environment.


                             VI. CONCLUSIONS

Q: Can you summarize your overall findings regarding the ability of the applicants to exercise market power as a result of the proposed merger?

A: The objective of my analysis was to apply the regulatory standard which seeks to identify a significant increase in market power as a result of the proposed merger. My analysis revealed that:

      1. The merger bestows benefits on the applicants, customers, and society as a whole through a variety of efficiency-enhancing changes to the way the companies currently operate.

      2. There is no change in the level of horizontal or vertical market concentration as a result of the merger. Hence, allowing the firms to merge means that the post-merger impact on the relevant markets is nil.

      3. The effect of the merger on regulation does not cause a change in the way the firms are regulated, nor does the merger provide an opportunity for the combined firms to engage in regulatory evasion.

Q:    Does this conclude your direct testimony?

A:    Yes, it does.



                                                        Exhibit STJ 1

                              SCOTT T. JONES

                    The Economics Resource Group, Inc.
                            One Mifflin Place
                           Cambridge, MA 02138
                              (617) 491-4900
                         (617) 520-0215 (direct)

PROFESSIONAL EXPERIENCE

The Economics Resource Group, Inc., Cambridge, MA
CEO, 1993 - present

      Responsible for the strategic focus and development of the management consulting and litigation support services firm in new areas of business. Directly responsible for many oil and gas, utility and other industry clients.

Coho Resources, Inc., Dallas, TX
Senior Vice President, 1992 - 1993, Board of Directors, 1990 - 1993

      Responsible for marketing, business development, and all regulatory matters within this oil and gas exploration and production company. Oversaw oil and gas sales. Negotiated pipeline/transportation agreements. Implemented risk management programs and directed acquisitions/divestitures.

AUS Consultants, Industry Analysis Group, suburban Philadelphia, PA President, 1988 - 1992

      Co-founder of the Group. Responsible for the operation of the consulting firm which had over 200 industry clients. Directly responsible for oil and refined products clients, oil pipeline clients and gas utilities. Coordinated the energy risk management and fuel supply management practices.

Chase Econometrics/WEFA, Bala Cynwyd, PA
Senior Vice President, 1986 - 1988

      Responsible for the development, enhancement and execution of all consulting services in each of the following areas of this Chase Manhattan Bank subsidiary: oil, gas, coal, electric utilities, non-ferrous metals, steel, plastics and packaging materials.

Atlantic Richfield Company, Los Angeles, CA
Director; Energy Studies, and Director; Market Research, 1980 - 1985

      Responsible for the design and implementation of market-related plans/projects for senior management in the U.S. and foreign oil markets, natural gas markets, refining/marketing and metals markets.

General Motors Corporation, Detroit, Ml
Senior Staff Associate, 1976 - 1980

      Responsible for energy, regulatory and long-range marketing strategies for senior management. Worked with every division, plus the technical staffs.

University of Texas, San Antonio, TX, and Virginia Tech, Blacksburg, VA Assistant Professor, School of Business and Consultant to Industry, 1974 - 1976

      Responsible for classes in economics, marketing, finance and statistics.

U.S. Army
Commissioned Officer, 1967 - 1970


EDUCATION

Virginia Tech, Blacksburg, VA
      Ph.D. in Economics, 1976
      Dissertation: "A Variable Risk Hypothesis for Foreign Exchange Rate Behavior"

University of Texas, Arlington, TX
      M.A. in Economics and Marketing, 1973
      B.A. in Business, 1972


TESTIMONY

Pennsylvania Power & Light Company
      Prepared Direct Testimony before the Pennsylvania Public Utility Commission, Docket No. R00973975, Statement No. 1. Economic theory and regulatory policy principles supporting stranded cost recovery for PP&L, Inc., from UGI Utilities, Inc., customers subject to an ongoing power supply agreement. Also, market-clearing prices for energy and capacity for UGI's two facilities in PJM under conditions of retail and wholesale competition, 1999-2001. Re:
      PAPUC v. UGI Utilities, Inc. - Application of UGI Utilities, Inc., for Approval of its Restructuring Plan under ss.2806 of the Public Utility Code. November 21, 1997.

Pennsylvania Power & Light Company
      Prepared Rebuttal Testimony before the Pennsylvania Public Utility Commission, Docket No. R-00973954, Statement No. 7-R. Market-clearing prices for energy and capacity, plus unit revenue estimates for PP&L and PJM facilities to support the company's stranded cost recovery and corporate restructuring filing in accordance with the State of Pennsylvania, Electricity Generation Customer Choice and Competition Act of 1996. Harrisburg, PA, August 4, 1997.

Pennsylvania Power & Light Company
      Affidavit in Support of PP&L's Petition before the Federal Energy Regulatory Agency, Docket No. ER97-3055-000. Application for Authority to Sell Energy and Capacity at Market-Based Rates. Market power analysis of the Pennsylvania-New Jersey-Maryland Interconnection ("PJM pool") in support of the application to sell electricity at market-based rates. Washington, DC, May 23,1997.

Pennsylvania Power & Light Company
      Prepared Rebuttal Testimony before the Federal Energy Regulatory Commission, Docket No. SC97-1-000. Market price of electric energy and capacity in a competitive environment. The formation of market prices support PP&L's claim for stranded cost relief before the Commission in response to comments by the staff and plaintiffs in this matter. Washington, DC, April 22, 1997.

Pennsylvania Power & Light Company
      Prepared Direct Testimony before the Pennsylvania Public Utility Commission, Docket No. R-00973954, Statement No. 7. Market price and revenue estimates for PP&L and PJM to support the company's stranded cost recovery and corporate restructuring filing in accordance with the State of Pennsylvania, Electricity Generation Customer Choice and Competition Act of 1996. Harrisburg, PA, April 1, 1997.

BP America, Inc.
      Affidavit in Support of BP's Petition before the United States Internal Revenue Service. Tax dispute involving the transfer of North West Shelf net profits royalty interest (NPRI) owned by BP Property Developments Australia (BPPDA) to Standard Oil Company, a subsidiary of BP America. Testimony as to the fair market value of the property. Cambridge, MA, February 28, 1997.

BP Exploration (Alaska), Inc.
      Deposition testimony before the Superior Court for the State of Alaska, Third Judicial District, Anchorage, AK, In the Matter of Prudhoe Bay Unit Litigation, Case No. 3AN-95-8960CI, damages proceeding involving the quantity, quality, and fair market value of the crude oil and the facilities used to produce/transport hydrocarbons from the Prudhoe Bay Unit. Boston, MA, November 19, 1996.

Koch Industries, Inc.
      Deposition testimony before the United States District Court, Eastern District of Oklahoma, In the Matter of Petro Source Partners, Ltd. (plaintiff) vs. Koch Industries, Inc., Koch Gathering Systems, Inc., and Koch Oil Company (defendants), Case No. 95-356-B, antitrust proceeding involving the market for crude oil and gas liquid sales, transportation and trading in Oklahoma, Kansas, and Texas. Oklahoma City, OK, August 28, 1996.

Koch Industries, Inc.
      Affidavit in Support of the Brief of Defendant's Motion for Summary Judgment (with exhibits). Submitted to the United States District Court, Eastern District of Oklahoma, In the Matter of Petro Source Partners, Ltd. (plaintiff) vs. Koch Industries, Inc., Koch Gathering Systems, Inc., and Koch Oil Company (defendants), Case No. 95-356-B. Muskogee, OK, August 23, 1996.

BP Exploration (Alaska), Inc.
      Prepared direct testimony before the State of Alaska, Department of Natural Resources and Department of Revenue, Joint Hearing In the Matter of the Appropriate Reservoir Management for Optimization of Natural Gas Liquids Blending and Utilization; and Economic and Physical Recovery within the Prudhoe Bay Unit. This case involved the valuation and use of hydrocarbon producing properties as well as the valuation of facilities used on the North Slope for transportation and treatment. Anchorage, AK, August 22, 1995.

BP Exploration (Alaska), Inc.
      Prepared direct and rebuttal testimony before the State of Alaska, Alaska Oil and Gas Conservation Commission In the Matter of a Hearing to Review the Plan of Development and Operation and Other Agreements as They Affect Natural Gas Liquid Throughput, Miscible Injectant Utilization and Ultimate Recovery from Prudhoe Bay. Anchorage, AK, May 12, 1995, and June 12, 1995.

Northern Natural Gas Company
      Prepared direct testimony before the Federal Energy Regulatory Commission, Docket No. RP95-185-000, natural gas pipeline rate case, market-based storage. Washington, DC, March 13, 1995.

Florida Gas Transmission Company
      Prepared direct testimony before the Federal Energy Regulatory Commission, Docket No. RP95-103-000, natural gas pipeline rate case, incentive rate-making and market-based rates. Washington, DC, January 10, 1995.

Exxon Corporation and Exxon Company USA
      Deposition testimony before the Superior Court of the State of California for the County of Los Angeles, In the Matter of The People of the State of California and the City of Long Beach vs. Chevron Corporation; Unocal Corporation; Mobil Oil Corporation; Shell California Production; Texaco Inc.; Exxon Corporation; Exxon Company, USA, No. C 587 912. Oil pricing/contract dispute.
       December 7, 1994.

El Paso Natural Gas Company
      Deposition testimony before the U.S. District Court for the Northern District of California In the Matter of Jonathan C. S. Cox vs. El Paso Natural Gas Company. South Texas producing property, natural gas price/contract dispute matter. November 29, 1994.

Mariposa Pipeline Company
      Testimony before the Superior Court of the State of California for the County of Santa Barbara In the Matter of Mariposa Pipeline Company vs. Gaviota Terminal Company, Case No. 194428. Condemnation proceeding and rate case. Testimony focused on the market value of pipeline and terminal facilities (both marine and on-shore) for heavy crude oil, gas liquids, and emissions recovery plant/equipment in a limited-life producing property. April 18, 1994.

Association of Oil Pipelines
      Testimony before the Federal Energy Regulatory Commission In the Matter of Market-Based Ratemaking for Oil Pipelines, Notice of Inquiry, Docket No. RM94-1-000. Washington, DC, January 25, 1994.

ARCO Pipe Line Company and Four Comers Pipe Line Company
      Testimony before the Federal Energy Regulatory Commission In the Matter of Market-Based Ratemaking for Oil Pipelines, Notice of Inquiry, Docket No. RM94-1-000. Washington, DC, January 24, 1994.

Santa Fe Pacific Pipe Line Company
      Testimony before the Federal Energy Regulatory Commission, Docket No. IS92-39-000. Testimony about the market facing shippers on a southwest U.S. petroleum products pipeline. Washington, DC, May 24, 1993.

Buckeye Pipe Line Company, L.P.
      Testimony before the Federal Energy Regulatory Commission Technical Conference In the Matter of the Interstate Oil Pipe Line Industry, Docket No. OR92-6-000. Washington, DC, April 30, 1992.

Williams Pipe Line Company
      Testimony before the Federal Energy Regulatory Commission In the Matter of Williams Pipe Line Company, Docket No. IS90-21-000, Bifurcated rate case, oil pipeline market power showing, Phase l. Washington, DC, July 1991.

ARCO Pipe Line Company
      Prepared direct testimony before the Federal Energy Regulatory Commission, Docket No. IS90-34-000, Bifurcated rate case, oil pipeline market power showing, Phase I, Washington, DC, February 1991.

Amoco Pipe Line Company
      Prepared direct testimony before the Federal Energy Regulatory Commission, Docket No. IS90-30-000, Bifurcated rate case, Rocky Mountain crude oil pipeline market power showing, Phase I.
      Washington, DC, August 1990.

Hawaiian Electric Company, Inc.
      Testimony before the Public Utilities Commission of the State of Hawaii on behalf of Hawaiian Electric Company for approval of AES Power Purchase Contract, Docket No. 6177. Honolulu, HI, November 1989.

Buckeye Pipe Line Company, L.P.
      Testimony before the Federal Energy Regulatory Commission, Docket IS87-14-000, Bifurcated rate case, oil pipeline market power showing, Phase I. Washington, DC, October 1988.

Sacramento Municipal Utility District
      Testimony before the Sacramento Municipal Utility District Board In the Matter of the Rancho Seco Nuclear Facility. Sacramento, CA, May 1988.

U.S. Senate
      Testimony before the U.S. Senate Committee on Energy and Natural Resources, Senator Bennett A. Johnson, Chairman, Oversight Hearing on the World Oil Outlook. Washington, DC, March 11, 1987.


SELECTED INDUSTRY PROJECTS/PUBLICATIONS

Lead economic and industry valuation expert in the hostile takeover attempt by Union Pacific Resources, Inc., of Pennzoil Company. Prepared Valuation of Pennzoil Company for the Chancery Court in Delaware based on proprietary documents provided by Pennzoil through discovery. The report required that all of Pennzoil's operations and plans be modeled and integrated into a valuation by business segment (upstream and downstream) and collectively as enterprise value. November 1997.

Senior market strategist on electric industry restructuring for a major investor-owned utility in the northeast. Responsible for directing a team charged with rate design, market analysis, corporate restructuring and strategy. 1994-1996.

Senior market strategist to Columbia Gulf Transmission regarding their Gulf Coast corporate, marketing, and regulatory strategy. The proprietary projects included asset acquisition and divestiture, developing alternative marketing opportunities for jurisdictional and non-jurisdictional businesses, rate design, and planned expert testimony. July 1996-July 1997.

Senior energy economist to the Single Participating Area (SPA) team for BP Exploration, Inc., formed as a result of Order 360, Alaska Oil and Gas Conservation Commission, September 1995. Team member (on-site) from November 1995 to August 1996. The issues were: the value of the hydrocarbons produced 1995-2030 from the Prudhoe Bay Unit; the market value of the facilities used to treat and transport those hydrocarbons; the probable value of alternative uses for natural gas from the North Slope in the global market; the use of various valuation techniques as applied to the hydrocarbon resources from the PBU; and the impact of oil and gas production on the workforce/economy of Alaska. All work was proprietary and considered highly confidential.

Senior energy economist as part of a team advising a major southwestern U.S. investor-owned electric utility regarding strategy and testimony needed to support a petition against the merger of competing firms. The work considered competitive conditions throughout Texas, Oklahoma, New Mexico, and Louisiana as well as interconnects with Mexico. 1994-1995.

"The Relationship Between Fuel Oil and Natural Gas Prices in the 1990's," proprietary client report that examined the statistical relationships that are embedded in the way oil and gas prices move together. The objective was to provide a risk management tool to the client to use when hedging exposure to oil price changes linked to gas procurement contracts. 1993.

"An Assessment of Competition: Amoco Pipe Line Company's Rocky Mountain Crude Oil System," prepared by AUS Consultants. March 1992.

"Optimizing Capital Expenditures and Trucking Penalties Among Terminals in the Combined Sun/Atlantic System," proprietary study prepared for Sun Oil Company in cooperation with Sun/Atlantic Pipe Line Companies. July 1990.

"Competition in the Atlantic Pipe Line Company Market: Theory and
Evidence of the Battle for Transportation Services," proprietary study prepared for Sun/Atlantic Pipe Line Company. April 1990.

"Competition in the Williams Pipe Line Company Market: Theory and
Evidence of the Battle for Transportation Services" (2 volumes), proprietary study prepared for Williams Pipe Line Company. February 1990.

"The Competitive Environment Faced by Sun Pipe Line Company's
FERC-Regulated Crude Oil System," (2 volumes), proprietary study prepared for Senior Management of the Sun Pipe Line Company. November 1989.

"Sun Pipe Line Company Market Analysis of the Eastern Products System, 1985-1988," proprietary study prepared for Sun Pipe Line Company. July 1989.

"An Analysis of Refined Product Use in Buckeye Pipe Line Company, L.P. Market Areas: 1989-1994," proprietary study prepared for the Senior Management of Buckeye. June 1989.

"Market Analysis of Ohio and Indiana for Refined Petroleum Product Pipelines", proprietary study prepared for Buckeye Pipe Line Company, L.P. June 1989.

"Standing on the Brink: The North American Natural Gas Market," published by Chase Econometrics. Detailed analysis of the prospects of gas producers, distributors, IPP's/co-gen and transmission companies in the rapidly unfolding environment of deregulated markets. 1988.

"Power Wheeling in North America," published by Chase Econometrics. The first market analyst of its kind, showing the detailed quantitative effects of open access in North America. The work covered all NERC regions including Canada.
1988.

"Natural Gas Procurement: Supply Options and Solutions" (with Matt Dutzman), produced for several pipelines and utilities. Complete analysis of the natural gas industry's evolving market. The study included the role of brokers, IPP's, co-gen plus several scenarios regarding the evolving relationship between gas buyers and sellers. 1988.


"The Impact of a Gasoline Tax," proprietary study prepared for Mobil Oil Corporation. This widely quoted study demonstrated the impact of either a 25 or 50 cent per gallon gas tax on the auto, gasoline and labor markets. 1987.

"China's Energy Supply/Demand Balance," proprietary study prepared for the Atlantic Richfield Company. Demonstrated that China could remain an important exporter of energy if it instituted certain measures to conserve domestic demand during the 1990s. 1987.

"U.S. Oil and Gas Drillings: Beyond the Current Crisis," published by WEFA, demonstrated why drilling activity could sink toward 1,000 active rigs before recovering in the 1990s. January 1987.

"The Next Oil Shock," published by Chase Econometrics (2 volumes). Complete global analysis of the prospects for much higher oil and gas prices by 1992 once energy consuming-countries become increasingly dependent on oil from countries in politically unstable regions or those nations hostile to the United States. 1986.

"Oil and Natural Gas Supply/Demand Balances" (Oil and Gas Market Trends Team Member), National Petroleum Council, Washington, DC. 1986.


PUBLICATIONS AND RESEARCH

"Regulatory Reform and the Economics of Contract Confidentiality: The Example of Natural Gas Pipelines" (with J. Kalt, A. Jaffe, and F.
Felder), Regulation, No. 1, 1996.

"Natural Gas Pipelines: Roadmap to Reform" (with F. Felder), Public Utilities Fortnightly, April 1, 1995.

"Focusing In On Futures and Options" (with F. Felder), Electric
Perspectives, Edison Electric Institute, January/February 1995.

"Using Derivatives in Real Decision Making" (with F. Felder), Public Utilities Fortnightly, October 15, 1994.

"OCTG Markets are Hammered by Natural Gas," Center Lines, Cleveland, OH, January 1992.

"Least-Cost Planning for Investor-Owned Natural Gas Distribution
Companies: What's Needed and What's Not" (with G. Schink), City Gate Magazine, Pennsylvania Gas Association, Harrisburg, PA, June 1989.

"Oil and Natural Gas Markets: Change is on the Way," Chemical Marketing & Management, Vol. 2, No. 4, summer 1987.

"Energy Resources and the Global Marketplace," The Canadian Mining and Metallurgical Bulletin, spring 1987.

"OPEC May Stumble, But It Won't Fall," The New York Times, February 8,
1987.

"Forecasting Oil Prices to 1995," Hydrocarbon Processing, Vol. 66, No. 8, August 1987.

"Negotiating China's Energy Future," East Asian Executive Reports, Vol. 8, No. 4, April 1986.

"Multiple Scenario Planning in an Uncertain Oil and Gas Market," Journal of Business Forecasting, Vol. 4, No. 3, 1986.

"Exchange Rate Movements and Oil Demand," in M. Wionczek, ed., Strategic Planning in the Oil and Gas Industry, Westview Press, 1985.

"Political Instability and Foreign Direct Investments: The Motor Vehicle Industry, 1948-65" (with K. Bollen), Social Forces, Vol. 60, No. 4, June 1982.

"A Perspective on the Cost of Energy Technologies," SAE Transactions,
Spring 1982.

"Political Instability's Impact on Output: Motor Vehicles Production in Argentina, Brazil, and Mexico" (with K. Bollen), Studies in Comparative International Development, Vol. 17, No. 4, 1982.

"Aluminum Markets and Supply Elasticity," Light Metals Age, May 1981.


PUBLICATIONS IN PROCEEDINGS

"Twenty Years Is a Long Time: Tomorrow's Oil & Gas Market with Lessons from the Past," in 20th Annual Petrochemical Review, DeWitt & Company, Houston, TX, pp. A-1 to A-18, March 22, 1995.

"Fuel-Switching Between Distillates and Natural Gas: The Search for a New Rule of Thumb," in The World Oil & Gas Industries in the 21st Century, Proceedings from the 16th Annual North American Conference, International Association of Energy Economists, Dallas, TX, November 9, 1994.

"The Energy Market Outlook: Costs Going Down and Reliability Improving," in Forecast '94, Steel Service Center Institute, Chicago, IL, September 27, 1993.

"Good News for the Petrochemicals: Will the Energy Market Play Along?" in 1993 Petrochemical Review, DeWitt & Company, Houston, TX, pp. 1-16, March, 1993.

"New Age Energy Markets," in 1992 Petrochemical Review, DeWitt & Company, Houston, TX, pp. 1-21, March 1992.

"Oil & Gas Market Outlook: Opportunities for New Mexico Producers, 1990-95," in Proceedings: Oil and Gas '91, Robert O. Anderson School of Business, University of New Mexico, February 13, 1991.

"Clearing Away the Fog: A Look at Oil and Gas in the 1990s," in 1990 Petrochemical Review, DeWitt & Company, Houston, TX, pp. 1-16, March 1990.

"Time to Get on With the Job at Hand," in Forward to the Nineties, The Alliance, Anchorage, AK, pp. 1-15, January 1990.

"Energy Markets: Have Petrochemical Producers Found a Safe Haven or Just the Eye of the Storm?" in 1989 Petrochemical Review, DeWitt & Company, pp. 1-16, March 1989.

"Alaska-On the Threshold of a Dream," in Proceedings from Meet Alaska, 1989, The Alliance, pp. 1-9, January 1989.

"Crude Oil Outlook," in 1988 Petrochemical Review, DeWitt & Company, Houston, TX, pp. 1-20, March 1988.

"Oil and Natural Gas Markets: Change is on the Way," in Review and
Forecast: Prospects for Profitability, The Chemical Marketing Research Association, pp. 174-179, May 1987.

"Petroleum Product Market in Transition," in Proceedings, National Petroleum Refiners Association, San Antonio, TX, pp. 15-25, April 1987.

"Low World Crude Oil Price - How Long Do We Have?", in 1987 Petrochemical Review, DeWitt & Company, Houston, TX, pp. 1-15, April 1987.


OTHER PROFESSIONAL ACTIVITIES

Invited Speaker (Partial Listing)
      American Association of Energy Economics, American Gas Association, American Petroleum Institute, Association of Oil Pipelines, Canadian Energy Research Institute, Canadian Petroleum Association, Central Electricity Generating Board of the U.K., DeWitt Petrochemical, Gas Daily and Gas Buyer's Guide, Georgia Mining Association, Independent Petroleum Association of Canada, International Association of Energy Economists, Institute of Gas Technology, National Association of Business Economists, National Petroleum Council Oil Daily, Society of Gas Operators, Society of Rate of Return Analysis, State of North Dakota, State of Texas, Steel Service Center Institute, Transportation Research Board, U.S. Association of Energy Economists, University of New Mexico, University of Southern California University of Texas (Arlington)

Directorships and Advisory Committees
      COHO Resources, Inc., Dallas, TX. Director, 1990-93 (an oil and gas exploration and production company)
      Remuda Corporation, Denver, CO. Advisory Committee, 1991 - present (a natural gas exploration, production and marketing company)

Professional Associations and Certifications
      Petroleum Economics & Management Program, Northwestern University International Association of Energy Economists
      National Association of Business Economists
      American Economic Association




[Exhibit STJ-2 - Map of Penn Fuel and PP&L Service
Territories Omitted]

[Exhibit STJ-3 - Map of Gas Storage and Selected Interstate
Pipeline Alternatives Omitted]

[Exhibit STJ-4 - Map of Selected Alternatives to Penn Fuel's
Gas Sales Omitted]



                                                         STATEMENT PTC-1


                             DIRECT TESTIMONY

                                    OF

                            PAUL T. CHAMPAGNE


            Application of Pennsylvania Power & Light Company,
                PFG Gas, Inc. and North Penn Gas Company;
               Docket Nos.: A-120650F00006, A-122050F00003



                            DECEMBER 22, 1997




Q.    Please state your full name and business address.

A. My name is Paul T. Champagne, and my business address is Suite 400,11350 Random Hills Road, Fairfax, Virginia 22020.

Q.    By whom are you employed and in what capacity?

A. I am Vice President for Business Development of PP&L Global, Inc. a which is a wholly-owned subsidiary of PP&L Resources, Inc. ("PP&L Resources").

Q. Please summarize your educational background and experience related to your testimony in this proceeding.

A. In 1981, I was awarded a Bachelor's Degree in Chemical Engineering from the University of Illinois. From 1981 to 1983, I took graduate courses in Mechanical Engineering at the University of Illinois. From 1983 through 1988, I served as a research engineer for the Research Triangle Institute at Research Triangle Park, North Carolina. From 1989 through 1994, I served as Business Developer and Regional Manager for Business Development for the Edison Mission Energy Company, which is a wholly-owned subsidiary of Edison International. Edison Mission Energy Company specializes in the development and acquisition of domestic and international power projects. In 1995, I joined PP&L Global, Inc. as Vice President for Business Development.

Q. Explain your responsibilities with regard to the proposed acquisition by PP&L Resources, Inc. of Penn Fuel Gas, Inc. ("Penn Fuel").

A.    I participated in the review of Penn Fuel on behalf of PP&L
      Resources that led to its decision to offer to purchase the stock of Penn Fuel.

Q. Are you familiar with the testimony of John J. Hilyard, Jr. in this proceeding?

A. Yes, I am. He has summarized many of the efficiencies and service enhancements that Penn Fuel's utility subsidiaries, PFG Gas, Inc. ("PFG") and North Penn Gas Company ("North Penn") will experience as a result of the acquisition by PP&L.

Q.    Will these efficiencies benefit PFG and North Penn customers?

A. Yes. As a result of efficiencies arising from the acquisition, PFG's and North Penn's future rates will undoubtedly be lower than they would have been if Penn Fuel and its subsidiaries continued to exist independently of PP&L Resources.

Q. Do you anticipate immediate rate reductions as a result of the merger?

A. We cannot predict immediate rate reductions for PFG and North Penn customers. The efficiencies discussed in Mr. Hilyard's testimony will be implemented over a period of years. Whether other increases in costs will offset these efficiencies during the transition period cannot be predicted with certainty.

            Further, it is generally anticipated that gas supply will be unbundled from the transportation service provided by local distribution companies in the near future. When similar legislation was enacted concerning electric generation in the Electricity Generation Customer Choice and Competition Act, a price cap was imposed on the electric distribution companies, such as PP&L. It remains uncertain whether such a price cap will be enacted as part of gas supply deregulation. Because we are not certain what form of rate regulation will be in effect for gas distribution companies in the near future, we cannot make any definitive statements concerning rate reductions.

Q. Under ownership by PP&L Resources will PFG and North Penn continue to be able to provide safe and reliable service?

A. Absolutely. PP&L Resources will not take any action that will limit PFG's or North Penn's ability to provide safe and reliable service. PFG's and Penn Fuel's technical expertise to design, construct and maintain its gas distribution systems will not be altered in any manner that reduces its ability to offer safe and reliable service.

Q.    Will PP&L itself receive any benefits from the acquisition?

A. Yes, it will. As PFG's and North Penn's systems are integrated into PP&L, the fixed costs of certain of PP&L's systems, such as the billing system and the information system, will be spread over a larger customer base, thereby reducing the cost per unit of these systems.

            In addition, there are potential marketing opportunities which may produce benefits in the future, depending upon the manner in which competitive markets for electric generation and natural gas supplies develop. PP&L will be able to offer customers a range of energy options backed up by extensive experience in both electric and gas industries. The presence of the PP&L corporate system in new territory may provide opportunities for PP&L to market electric generation beyond its resent service territory. Further, PP&L may be able to assist PFG and North Penn to market gas service within their present service territories or within the service territory of PP&L.

Q.    Are any other opportunities presented by the acquisition?

A. Yes. As a provider of both electric and natural gas services, the PP&L corporate system will have an increased opportunity to provide "behind the meter" consulting services to customers, particularly those who use substantial amounts of energy, to obtain the benefits of energy management systems. Q. Will PP&L be able to reduce its rates as a result of the acquisition? A. No. As I explained previously, most of the efficiencies arising from the acquisition will arise from the integration of Penn Fuel systems into PP&L systems. Therefore, most of the efficiencies will inure most directly to PFG and North Penn. Further, in terms of total number of customers, the acquisition of Penn Fuel by PP&L Resources, Inc. does not represent a major expansion. The PP&L corporate system will be expanding its number of utility customers by only about 6%, including gas service customers of Penn Fuel that are already electric service customers of PP&L. One cannot expect substantial economies of scale from such a small increase in the total number of customers.

            Another consideration that must be noted is that PP&L is already subject to a rate cap under the Electricity Generation Customer Choice and Competition Act. The opportunities and the economies rising from the acquisition of Penn Fuel by PP&L Resources may make the existing rate cap for PP&L somewhat more manageable.

Q.    Do you have anything further at this time?

A.    No, I do not.






                                                         STATEMENT JJH-1


                             DIRECT TESTIMONY
                                    OF
                           JOHN J. HILYARD, JR.

            Application of Pennsylvania Power & Light Company,
                PFG Gas, Inc. and North Penn Gas Company;
               Docket Nos.: A-120650F00006, A-122050F00003



                            DECEMBER 22, 1997




Q.    Please state your name and business address.

A. My name is John J. Hilyard, Jr. My business address is 55 South Third Street, Oxford, Pennsylvania 19363.

Q.    By whom are you employed and in what capacity?

A. I am the Manager of Rates and of Major Customer Services for Penn Fuel Gas, Inc. ("Penn Fuel") and its utility subsidiaries including PFG Gas, Inc. ("PFG") and North Penn Gas Company ("North Penn").

Q. Please describe your educational background and business experience.

A. I have a Bachelor's Degree in Accounting from the University of Pennsylvania. While attending the University of Pennsylvania, I interned with Main Lafrentz & Co., Certified Public Accountants, and served as a member of its audit staff. After graduating, I joined Penn Fuel as an Accountant/Rate Analyst. My duties and responsibilities have included preparation of statistical and financial data required for the utility subsidiaries of Penn Fuel. In 1993, I was appointed to the position of Manager of Rates, and earlier in 1997, I was appointed to the additional position of Manager of Major Customer Services.

Q.    Have you testified previously before any regulatory agencies?

A. Yes, I have testified previously in behalf of utility subsidiaries and associated companies of Penn Fuel before the Delaware Public Service Commission, Maryland Public Service Commission and the Pennsylvania Public Utility Commission ("Commission").

Q. Are you familiar with PP&L/Penn Fuel Exhibit No. 1, the application for certificates of public convenience evidencing the Commission's approval of the acquisition, which was filed on August 7, 1997?

A.    Yes, I am.

Q. Are the portions of the application providing information concerning Penn Fuel, PFG Gas, Inc. and North Penn Gas Company true and correct to the best of your knowledge, information and belief?

A.    Yes, they are.

Q. Please describe generally the operations of Penn Fuel Gas, Inc. and its subsidiaries.

A. Penn Fuel is a holding company under the Public Utility Holding Company Act. Penn Fuel's corporate headquarters, which also serve as the corporate headquarters of its two utility subsidiaries, are located in Oxford, Chester County, Pennsylvania. In addition to owning public utility subsidiaries, Penn Fuel sells propane to approximately 28,000 customers.

            PFG provides gas sales and transportation service in portions of 27 counties in Pennsylvania and in a small portion of northern Maryland. PFG owns and operates numerous local gas distribution systems that are dispersed throughout southern, central and eastern Pennsylvania. Each local distribution system is interconnected with one of the following interstate pipeline companies: Texas Eastern Transmission Corporation, Transcontinental Gas Pipeline Company or Columbia Gas Transmission Corporation. With the exception of a small volume of locally-produced gas, all gas sold to or transported by PFG to its customers is delivered to PFG by one of these three interstate pipeline companies.

            The local gas distribution systems now owned and operated by PFG were acquired directly or indirectly by Penn Fuel from 1945 through 1970. At the time of acquisition, each local distribution system was owned by a separate corporation. Initially, Penn Fuel preserved the corporate separateness of the owners of the local distribution systems. As a result of the acquisitions, Penn Fuel owned 25 different gas distribution subsidiaries, each maintaining its own set of rates. In the 1970's, Penn Fuel undertook an initial simplification of its corporate structure by a series of mergers.
      As a result of these mergers, the 25 operating companies were merged into seven public utility corporations.(1) These seven public utility corporations were merged on December 31, 1994, to form
      PFG. As of June 30, 1997, PFG provided gas service to 35,518 customers in Pennsylvania.
-------------
  1 Allied Gas Company, Central Penn Gas Company, Counties Gas Company, Interboro Gas Company, Lewistown Gas Company, South Penn Gas Company, and Union Gas Company.

Q.    Summarize the operations of North Penn.

A. North Penn owns and operates two gas distribution systems, the larger one is in north central Pennsylvania, and the smaller one is in northwestern Pennsylvania. North Penn provides gas sales, transportation and storage service in 10 counties in northern and northwestern Pennsylvania. North Penn produces a small portion of its gas supplies and purchases a small volume of locally-produced gas.

            Most gas supplies sold by North Penn or transported by North Penn to its customers are received from Tennessee Gas Pipeline Company or from CNG Transmission Corporation, both interstate pipeline companies. As of June 30, 1997, North Penn provided gas service to 34,544 customers in Pennsylvania.

            In addition to sales and transportation service, North Penn provides storage service to on-system and off-system customers, and North Penn provides sales for resale service to a small local distribution company, Clarion River Gas Co., and to an isolated portion of the system of New York State Electric & Gas Company.

Q. Will the acquisition of Penn Fuel by PP&L provide any benefits to customers of PFG and North Penn?

A.    Yes.  There will be benefits to PFG's and North Penn's customers.

Q.    Can you provide some examples of benefits of the acquisition?

A. Yes, I can. One example is that, in the future, Penn Fuel will be able to raise new capital as part of the PP&L corporate system. PP&L Resources' stock is publicly traded on the New York Stock Exchange and its long-term debt is rated A2 by Moody's and A- by Standard & Poor's ("S&P"). PP&L Resources is included in the S&P 500 composite index and the S&P public utilities. PP&L Resources is well-known in financial markets.

            Penn Fuel, in contrast, since its inception has been a family-owned business. Therefore, Penn Fuel has never made a public stock offering. Penn Fuel's ability to raise equity capital has been limited to retention of earnings.

            Similarly, Penn Fuel and its subsidiaries have not issued debt to the public. Instead, in the past, Penn Fuel has raised debt capital through private placements, generally with insurance companies. Penn Fuel and North Penn have a "2" designation from the National Association of Insurance Commissioners. This designation corresponds generally to a BBB bond rating, which is the lowest investment grade bond rating. In the future, as part of the PP&L corporate system, Penn Fuel and its subsidiaries should be able to raise capital at a lower cost rate and under more favorable terms and conditions than they could on their own.

Q. Can you provide any other examples of benefits to Penn Fuel and its customers of the acquisition?

A. Yes. Retail electricity markets in Pennsylvania are now in the process of being opened to competition. PP&L's restructuring proceeding under the Electricity Generation Customer Choice and Competition Act, 66 Pa.C.S. Ch. 28, is pending at this time. PP&L's pilot program is under way, and it is expected that PP&L, and the other Pennsylvania electric distribution companies, will open substantial portions of their retail electricity markets to competition commencing in 1999. PP&L is and has been a leader in the move toward the opening of electric energy markets to competition.

            It is anticipated that gas markets will be opened fully to competition in the near future. Bills are pending in the Pennsylvania House of Representatives and in the Senate that would require complete opening of the natural gas supply market to competition, much as the Electricity Generation Customer Choice and Competition Act, 66 Pa.C.S. Ch. 28, opened electric generation to competition. As a result of the acquisition, Penn Fuel will have available to it the benefit of PP&L's experience in dealing with the issues arising from the opening of residential energy markets to competition. This experience should facilitate a smooth transition to a competitive gas supply market for the benefit of customers.

Q. Does the acquisition present opportunities for Penn Fuel to improve its gas acquisition procedures?

A. Yes, it does. The combined acquisition of gas for PP&L and Penn Fuel may enable the combined entity to buy natural gas on terms more favorable than either could obtain alone, thereby benefitting customers of PP&L as well as customers of PFG and North Penn. Further, Penn Fuel has not made substantial utilization of financial instruments to stabilize gas costs. It is my understanding that PP&L, in contrast, has substantial experience in energy-related financial instruments, such as collars, which are designed to reduce volatility of prices paid for energy. Such financial instruments are available for both natural gas and electricity and are generally similar in nature. Following the acquisition, Penn Fuel will have the benefit of PP&L's expertise with these financial instruments, which may provide opportunities to reduce the volatility of amounts paid by Penn Fuel for natural gas, which in turn may reduce the volatility of prices paid by its customers for natural gas.

Q. Would any improvements in service or efficiencies result from the acquisition?

A. Yes. Penn Fuel's operations, commencing in the portion of its service territories that overlap PP&L's service territory, would be consolidated over time into PP&L's operations. Such consolidation would have many benefits.

            Penn Fuel's after-hour answering services would be eliminated, and those operations would be consolidated into PP&L's 24-hour call center which has modern and sophisticated communication systems and computerized identification of the most efficient approach to dispatching crews to a site where assistance is needed. Further, if there were a wide-spread problem in Penn Fuel's system, Penn Fuel would have access to additional personnel from PP&L to address the situation as needed. Penn Fuel's present after-hours system, in contrast, is simply an answering service that has a list of numbers of employees to be called out in response to incoming reports of problems. The consolidation of Penn Fuel's answering services into PP&L's modern, centralized 24-hour call center will improve service and create efficiencies.

Q. Will Penn Fuel be able to achieve any other efficiencies as a result of the acquisition?

A. Yes, it will. Penn Fuel's own facilities for billing customers will be eliminated, and bills for service furnished by Penn Fuel and its subsidiaries will be prepared by PP&L.

            Further, to the extent that Penn Fuel and PP&L have overlapping service territories, meter reading will be consolidated. Thereafter, only one premises visit to a customer receiving both gas and electric service will be required to obtain data for preparing bills for both services.

            Another example of an area in which efficiencies will be achievable is construction. When gas lines and electric lines are being extended into the same area, it will be much easier to coordinate supervision and inspection of such gas and electric projects by a single employee.

            It is anticipated also that certain operation centers will be consolidated, particularly in the geographic areas where Penn Fuel's operations overlap those of PP&L. Reducing the number of operation center buildings will reduce the expenses associated with maintenance of such buildings.

            Another example of areas in which efficiencies can be achieved is that, following the acquisition, Penn Fuel will no longer maintain an independent board of directors. Costs of maintaining a separate, independent board of directors for Penn Fuel will be eliminated.

            Another area in which there are potential savings from consolidation include information and communication systems. Penn Fuel's separate computer and information systems will be eliminated, and such services will be provided on a consolidated basis by PP&L.

Q.    Do you have anything further at this time?

A.    No, I do not.